FORM S-8

                        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933





                                          WORLDWIDE MANUFACTURING USA, INC.
                       (Exact name of registrant as specified in its charter)


            Colorado                                                84-1536519
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                            Identification Number)


                                1142 Cherry Street, San Bruno, California 94066
                            (Address of Principal Executive Offices)  (Zip Code)

                       2004 Stock Option Plan and 2004 Advisor Compensation Plan
                                              (Full Title of the plan)

                                                     Jimmy Wang
                                1142 Cherry Street, San Bruno, California 94066
                                       (Name and address of agent for service)

                                                   (650) 794-9865
                   (Telephone number, including area code, of agent for service)

                                           CALCULATION OF REGISTRATION FEE

    Title of                                                                Proposed
   securities                                     Proposed                   maximum
      to be             Amount to be          maximum offering         aggregate offering            Amount of
   registered            registered            price per share                price              registration fee


Common Stock(1)            4,500,000                 $.40                      $1,800,000    $145.62(2)(3)
----------------------------------------------------------------------------------------------------------

(1)    Includes reoffers.

(2)    Estimated solely for purposes of determining the registration fee.

(3) The registration fee is based upon the average of the closing bid price of the Common Stock on June 17, 2004, as reported on the OTC Bulletin Board.  See Rule 457(c).

                                                     PROSPECTUS




                                          WORLDWIDE MANUFACTURING USA, INC.



                                       Up to 4,500,000 Shares of Common Stock

                               Offered or Reoffered by Means of this Prospectus




       Selling shareholders will offer their shares through the OTC Bulletin Board or through NASDAQ, or a national securities exchange if the common stock is then listed on NASDAQ or an exchange or they may sell in off-market transactions. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three-month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale.

       The distribution of the Shares by the selling shareholders may be effected from time to time by underwriters who may be selected by the selling stockholders and one or more other broker-dealers in one or more transactions. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                                                AVAILABLE INFORMATION

       Worldwide Manufacturing USA, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of the Company's annual report on Form 10-KSB for the year ended December 31, 2003, and its quarterly report on Form 10-QSB for the quarter ended March 31, 2004, together with all subsequently filed reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C.
20549, during regular business hours, or from the Commission web site at http://www.sec.gov.

                                                SELLING STOCKHOLDERS

         The following table sets forth for each of the Selling Shareholders such person's ownership of shares as of the date of this Prospectus, the number of shares to be issued to and offered by each person, and the percentage held after the offering.


                                    Number of Shares               Number of Shares            Percentage
Employee/Consultant                     Now Owned                to be issued and sold       After Offering

Jimmy Wang                             25,860,000  (1)                     75,000                      75%
Mindy Wang                             25,860,000  (1)                     75,000                      75%
John Ballard                            1,686,000                          75,000                       5%
Jehu Hand                                      --                         100,000                       0%


         Total  Issuance                                                  325,000                       80%

(1) Includes 12,950,000 shares held by Jimmy Wang and 12,910,000 shares held by Mindy Wang. Jimmy Wang is the husband of Mindy Wang. Each is deemed to beneficially own the shares held by the other.

       Information with respect to selling shareholders shall be supplemented at such time as the identity as shareholders selling "control" or "restricted" securities become known.

       The shares described above include up to 1,500,000 shares to be issued under the 2004 Advisor Compensation Plan and up to 3,000,000 shares under the 2004 Stock Option Plan. This plan is not formalized in any written document other than consulting agreements pursuant to which the above shares are to be issued since pursuant to California law, shares cannot be issued for future services, no shares shall be issued until the services have been rendered. The services rendered under the Advisor Compensation Plan will not be in connection with the offer or sale of securities in a capital raising transaction.

                                       INFORMATION WITH RESPECT TO THE COMPANY

         This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 and the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, or the latest Annual Report on Form 10-KSB, its Quarterly Reports on Form 10-QSB or Current Reports on Form 8-K filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 1142 Cherry Street, San Bruno, California 94066, telephone (650) 794-9865.
                                                       PART II


Item 3.  Incorporation of Documents by Reference.

         The Registrant incorporates the following documents by reference in the registration statement:

         (a) The Company's Annual Report on Form 10-KSB filed for the year ended December 31, 2003 and the Company's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2004.

         All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents but prior to the filing of a post-effective amendment to this Registration
Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         The Company has authorized 100,000,000, no par value, shares of common stock and 10,000,000, no par value, shares of preferred stock. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. The voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares on common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

         Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the Company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

Item 5.  Interests of Named Experts and Counsel

         Mr.  Jehu  Hand,  an  officer  and   shareholder  of  Hand  &  Hand,  a
professional corporation, will receive 100,000 shares issued hereunder. This firm will render a legal opinion on the shares offered hereby.

Item 6.  Indemnification of Officers and Directors

         The Colorado Business Corporations Act provides for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.  Exemption from Registration Claimed

         The Company expects to issue shares for advisory services rendered to a limited number of persons. These sales will be made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8.      Exhibits


5.           Opinion of Hand & Hand, consent included.

10.6         2004 Stock Option Plan

23.1 Consent of Hand & Hand (included in the firm's opinion filed as Exhibit 5).

23.2         Consent of Accountants.

Item 9.      Undertakings

 (a)         The undersigned registrant hereby undertakes:

             (1)      To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited
                              to) any addition or election of a managing underwriter.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                     SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Bruno, California, on June 18, 2004.

                                             WORLDWIDE MANUFACTURING USA, INC.


                                                      By:   /s/ Jimmy Wang
                                   Jimmy Wang
                                CEO and President


         Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on June 18, 2004.


/s/ Jimmy Wang                               CEO, President and Director
Jimmy Wang

/s/ Mindy Wang.                              CEO, President and Director
Mindy Wang

/s/ John Ballard                             Chief Financial Officer (Principal
Financial and Accounting Officer)
John Ballard                                 and Director